Press Release

Contact:
David G. Mazzella
President & CEO
Veramark Technologies, Inc.
585-381-6000
dmazzella@veramark.com

FOR IMMEDIATE RELEASE

Veramark Announces Third Quarter Results

Pittsford, New York - November 14, 2005. Veramark Technologies, Inc. (OTCBB: VERA), today announced financial results for the third quarter ended September 30, 2005. For the three months ended September 30, 2005, Veramark reported a net loss of $48,000 or $0.01 per share, on sales of $2,669,000. For the same quarter of 2004, Veramark had reported a net loss of $34,000 on sales of $2,782,000. For the nine months ended September 30, 2005, the Company has recorded a net income of $116,000, or $0.01 per diluted share, which represents a significant improvement from the net loss of $530,000 or $0.06 per share for the first nine months of 2004. Sales for the nine months ended September 30, 2005 were $7,957,000 versus sales of $8,023,000 for the first nine months of 2004.
David G. Mazzella, Veramark’s President and CEO, commenting on the results stated, “By carefully managing operating expenses, the results show improvement in the bottom line for the first nine months of 2005 as compared with 2004. We realize much more needs to be done in terms of generating additional sales revenues. To that end, we are actively engaged in recruiting candidates to fill several key positions that will bolster our sales and marketing efforts. In addition to adding sales and marketing personnel, we are reorganizing our sales team and sales management to make them more effective and efficient.”
Mr. Mazzella added, “With the recent release of VeraSMART® 4.0.the VeraSMART platform now includes integrated modules for Help Desk/Trouble Ticket/Work Order, Directory, Allocation, Call Accounting, Invoice Management, Wireless Management, and On-Line Directory, all of which enable customers to design solutions that accommodate their specific needs. More importantly, the continued expansion of the VeraSMART platform will allow us to address business opportunities outside the telemanagement applications on which we have traditionally been focused.”
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About Veramark Technologies, Inc.
For more than 20 years, Veramark (www.veramark.com) has set the industry standard for telecom network cost control solutions by delivering technological excellence, application experience and process expertise. Our focus on convergence in the communications market has resulted in a broad portfolio of products and services that allow enterprises to measurably reduce communications expenses, optimize network performance, increase productivity, and improve enterprise security. Our solutions are fully compatible with IP-telephony, traditional PBX, and CENTREX environments.
Veramark’s totally web-based software architecture leverages leading edge technology to consistently deliver enterprise cost management solutions that are easy to use, install and maintain. The company’s leadership position is demonstrated by relationships with telecom’s elite—Avaya®, Cisco Systems®, Aastra Intecom, Nortel Networks®, NEC America®, SBC®, Sprint®, and others—and an installed base of nearly 100,000 customers that range from the Fortune 500, to the public sector, and small businesses. All Veramark products and services are made and provided by personnel in the United States.

Veramark, VeraSMART, and Quantum Series are registered trademarks of Veramark Technologies, Inc.
All other marks are the property of their respective owners.

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This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes In the marketing strategies of major distributors.

(See Accompanying Table)

VERAMARK TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)

	Third Quarter Ended
	September 30,
	2005	2004

Net Sales	$2,668,821	$2,781,986
Income (Loss) Before Taxes	$(48,407)	$(33,759)
Income Taxes	$-	$-
Net Income (Loss)	$(48,407)	$(33,759)
Net Income (Loss) Per Diluted Share	$(.01)	$.00
Diluted Weighted Average Number
of Shares Outstanding	8,793,951	8,637,328

	Nine Months Ended
	September 30,
	2005	2004

Net Sales	$7,956,549	$8,023,283
Income (Loss) Before Taxes	$116,030	$(529,607)
Income Taxes	$-	$-
Net Income (Loss)	$116,030	$(529,607)
Net Income (Loss) Per Diluted Share	$.01	$(.06)

Diluted Weighted Average Number
of Shares Outstanding	9,385,717	8,592,863

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This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the impact of competition or changes in the marketing strategies of major distributors.